FORM OF

OLD MUTUAL ADVISOR FUNDS

AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT dated as of the ___ day of October, 2006, to the Mutual Fund Custody Agreement dated as of August 2, 2004, as amended (the “Custody Agreement”), is entered by and between Old Mutual Advisor Funds, a Delaware business trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, the Trust and the Custodian desire to amend said Custody Agreement to apply to the new funds; and

WHEREAS, Paragraph 31 of the Custody Agreement allows for its amendment by mutual agreement of the parties;

NOW, THEREFORE, the parties agree as follows:

Attachment C, the Portfolios of the Fund, is hereby superseded and replaced with Attachment C attached hereto.

Except to the extent supplemented hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

OLD MUTUAL ADVISOR fUNDS	U.S. BANK, N.A.

By: ______________________________	By: ________________________________

Printed Name: _____________________	Printed Name: _______________________

Title:	Title:

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ATTACHMENT C

to the

Custody Agreement – Old Mutual Advisor Funds

Portfolios of the Fund

Old Mutual Asset Allocation Conservative Portfolio

Old Mutual Asset Allocation Balanced Portfolio

Old Mutual Asset Allocation Moderate Growth Portfolio

Old Mutual Asset Allocation Growth Portfolio

Old Mutual Copper Rock Emerging Growth Fund

Old Mutual VA Asset Allocation Conservative Portfolio

Old Mutual VA Asset Allocation Balanced Portfolio

Old Mutual VA Asset Allocation Moderate Growth Portfolio

Old Mutual VA Asset Allocation Growth Portfolio

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